Exhibit 99.9

Second Supplemental Agreement to Guarantee Agreement

Agreement Number: BR2011021-009

Party A (Lender):	Bairui Trust Co., Ltd.

Legal Representative:	MA Baojun

Address:	Zhongyuan Guangdong Development Financial Building, Business Waihuan Road10th, Zhengdong New District, Zhengzhou

Party B (Guarantor):	Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd.

Legal Representative:	LV Jianhua

Address:	West Renmin Road, Chengguan, Baofeng, Pingdingshan, Henan Province, People’s Republic of China

In view of:

1.	On April 2, 2011, Party A, Party B and Pingdingshan Hongli Coking and Coal Co., Ltd. (“Hongli” or “Borrower”) entered into the Loan Agreement (Agreement Number: BR2011021-002), and agreed that Party A shall make loans to Hongli to supplement its cash flow.

2.	Party A, Party B and Hongli entered into the Supplemental Agreement to Loan Agreement (Agreement Number: BR2011021-004) on November 30, 2011, to amend the loan maturity date.

3.	Party A and Party B entered into the Guarantee Agreement (Agreement Number: BR2011021-003) on April 2, 2011, and in connection with the Supplemental Agreement to Guarantee Agreement (Agreement Number: BR2011021-006, the “First Supplemental Agreement”) entered into on November 30, 2011, Party B voluntarily agreed to use all of its assets to provide guarantee to Party A with respect to the loan made to Borrower.

4.	Party A, Party B and Hongli entered into the Second Supplemental Agreement to Loan Agreement (Agreement Number: BR2011021-008) on [blank date], to amend certain terms of the loan.

Now the parties mutually and willingly enter into this supplemental agreement:

1.	Party B knows and fully understands the substance of the Second Supplemental Agreement to Loan Agreement (Agreement Number: BR2011021-008), which amends the terms of the loan as follows: “the two-year loan principal is RMB 100,000,000.00, of which RMB 20,000,000.00 was repaid on April 2, 2013 in accordance with terms, including interest thereof. Of the remaining loan principal of RMB 80,000,000.00, RMB 20,000,000.00 is extended to December 2, 2013, RMB 30,000,000.00 is extended to January 2, 2014, and RMB 30,000,000.00 is extended to February 2, 2014. The extension period is from (and including) April 2, 2013, to (but excluding) April 23, 2013, during which interest rate is 9.45% per year; from (and including) April 23, 2013, to the end of the extension, the interest rate is 6.3% per year.” Party B hereby confirms: Party B shall continue to provide guarantee for the loan.

2.	Others

a.	This agreement shall supplement the Guarantee Agreement, and this agreement shall govern if there is any inconsistency between the Guarantee Agreement and the First Supplemental Agreement, provided that any terms not covered by this agreement shall be governed by the Guarantee Agreement and the First Supplemental Agreement.

b.	This agreement shall become effective after its signing by the legal representatives or other authorized representatives of the parties (or their seals).

c.	This agreement shall be made in four copies, with the parties each holding two, all having the same legal effect.

Signature Page of Agreement BR2011021-009

Party A (Lender):	Bairui Trust Co., Ltd. [seal]

Legal Representative or

Authorized Representative:

Party B (Guarantor):	Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. [seal]

Legal Representative or

Authorized Representative:	/s/ LV Jianhua

Entered into in Zhengdong New District, Zhengzhou, Henan Province, on April 23, 2013